                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.     )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [ ]
Check the appropriate box:


[ ]  Preliminary Proxy Statement        [ ]  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
[X]  Definitive Proxy Statement              RULE 14a-6(e)(2)


[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to 14a-ll(c) or Rule 14a-12

                        Stanford Telecommunications, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[ ]  $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(l), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.


[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:


[X]  Fee paid previously with preliminary materials.


[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

May 28, 1996


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Stanford Telecommunications, Inc., which will be held Wednesday, June 26, 1996, at 6:00 p.m. local time, at the Four Points Hotel--Sheraton, 1100 North Mathilda Avenue, Sunnyvale, California 94089.

     The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

     To assure that your shares are represented, please read the Proxy Statement and promptly mark, date, sign and return the enclosed Proxy in the prepaid envelope provided.

     The Board of Directors and management look forward to seeing you at the meeting.

                              Sincerely,


                              /s/ Dr. James J. Spilker, Jr.
                              Dr. James J. Spilker, Jr.
                              Chairman of the Board

                        STANFORD TELECOMMUNICATIONS, INC.


                    Notice of Annual Meeting of Stockholders

                            To Be Held June 26, 1996


     The Annual Meeting of the Shareholders of Stanford Telecommunications, Inc. (the "Company") will be held at the Four Points Hotel--Sheraton, 1100 North Mathilda Avenue, Sunnyvale, California 94089, on Wednesday, June 26, 1996, at 6:00 p.m. local time, for the following purposes:

     1. To elect eight Directors to serve for the ensuing year as set forth in the attached Proxy Statement.

     2. To approve an amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share, from 15,000,000 to 25,000,000.

     3. To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year.

     4. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on April 29, 1996 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. In accordance with Delaware law, a complete list of stockholders entitled to notice of and to vote at the meeting will be available at the Company's executive offices, 1221 Crossman Avenue, Sunnyvale, California for ten days prior to the meeting.

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

                              By order of the Board of Directors,


                              /s/ Gary S. Wolf
                              GARY S. WOLF
                              Secretary


Sunnyvale, California

                        STANFORD TELECOMMUNICATIONS, INC.
                              1221 Crossman Avenue
                          Sunnyvale, California  94089

                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Stanford Telecommunications, Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Four Points Hotel-- Sheraton, 1100 North Mathilda Avenue, Sunnyvale, California on June 26, 1996 at 6:00 p.m. local time and any adjournment thereof. Proxies may be revoked at any time before they are voted by filing with the Secretary of the Company a written notice of revocation, or by duly executing a proxy bearing a later date. A proxy may also be revoked by any stockholder present at the meeting who expresses a desire to vote his or her shares of common stock, par value $.01 per share, of the Company ("Common Stock") in person. Subject to any such revocation, all shares of Common Stock represented by properly executed proxies will be voted in accordance with specification on the enclosed proxy. If no choice is so specified, the shares will be voted FOR the election of the eight nominees for Director listed in this Proxy Statement, FOR the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, and FOR the ratification of Arthur Andersen LLP as the Company's independent public accountants.

     The close of business on April 29, 1996 has been fixed as the record date for determining the holders of the Common Stock entitled to notice of and to vote at the meeting. On such date the Company had 6,331,908 shares of Common Stock outstanding and entitled to vote. Each outstanding share of Common Stock is entitled to one vote on all matters including the election of Directors whose names have been placed in nomination. Those eight persons receiving the highest number of votes will be elected as the Directors of the Company. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted in tabulations of the votes cast on any proposal presented to stockholders and, as a result, will have the same effect as negative votes. Broker non-votes will have the same effect as negative votes with respect to the proposal to amend the Company's Certificate of Incorporation, but will not be counted for purposes of determining whether any other proposal that may be presented to the stockholders has been approved.

     A copy of the Company's 1996 Annual Report to Stockholders containing financial statements for the fiscal year ended March 31, 1996 accompanies this Proxy Statement. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about May 28, 1996.

     The expense of printing and mailing proxy material will be borne by the Company. The Company will reimburse brokers and nominees for their reasonable out-of-pocket expenses in forwarding soliciting material to beneficial owners of shares held of record by such brokers and nominees. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers and other employees of the Company by personal interview, telephone or telegraph; no additional compensation will be paid for such solicitation.

                              ELECTION OF DIRECTORS

     Eight directors are to be elected to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected. Each of the nominees named below is presently a Director of the Company. In the event that any nominee becomes unable or declines to serve for any reason, proxies may be voted for the election of the balance of those nominees named and for such other person or persons as the proxy holders or the present Board of Directors (the "Board") may select, or the size of the Board may be reduced in accordance with the By-laws of the Company. The Board has no reason to believe that any of the nominees named will be unable or unwilling to serve.

INFORMATION WITH RESPECT TO NOMINEES AND DIRECTORS

     Set forth below are the names and ages of the nominees and Directors, their principal occupations at present and for the past five years, certain directorships held by certain of the nominees and the year in which each became a Director of the Company.

         Name and Principal Occupation at Present          Director
        and for the Past Five Years; Directorships          Since           Age
        ------------------------------------------          -----           ---

James J. Spilker, Jr.. . . . . . . . . . . . . . . . .       1973            62

       Dr. Spilker, a founder of the
       Company, is Chairman of the Board.
       He served as President and Chief
       Executive Officer of the Company from
       August 1981 to June 1995.

Val P. Peline. . . . . . . . . . . . . . . . . . . . .       1985            65

       Dr. Peline was elected as a Director
       of the Company in October 1985.
       Dr. Peline joined the Company as its
       President and Chief Executive Officer
       effective June 5, 1995. Dr. Peline
       served as President of the Electronic
       Systems Group, a division of Lockheed
       Corp., from 1987 until he retired
       from such position in March 1995.
       Dr. Peline had been President of the
       Lockheed Space Division from 1984 to
       March 1987.

Michael Berberian. . . . . . . . . . . . . . . . . . .       1989            62

       Mr. Berberian, a private investor,
       was appointed to fill a vacancy on
       the Board of Directors in December
       1989. From 1973 to 1990, he served
       on the Board of Directors of Lockheed
       Corp.

Leonard Schuchman. . . . . . . . . . . . . . . . . . .       1985            59

       Mr. Schuchman was elected as a
       Director of the Company in April
       1985.  Mr. Schuchman joined the
       Company in January 1976 and became
       Vice President in February 1977. He
       is responsible for directing the
       Company's Communications  and
       Navigation Systems Operation.

John W. Brownie. . . . . . . . . . . . . . . . . . . .       1973            62

       Mr. Brownie, a founder of the
       Company, served as Executive Vice
       President of the Company from June
       1982 and as General Manager from July
       1981 until his retirement in January
       1985. He has been a Director and
       Vice President of the Company since
       the Company's organization in May
       1973.

P. Marshall Fitzgerald . . . . . . . . . . . . . . . .       1973            63

       Dr. Fitzgerald, a founder of the
       Company, has served as a Director
       since its organization in May 1973
       and served as President of the
       Company from May 1973 until his
       retirement in July 1981.

Milton W. Holcombe . . . . . . . . . . . . . . . . . .       1990            63

       Mr. Holcombe was appointed to fill a
       vacancy on the Board of Directors in
       September 1990. Mr. Holcombe served
       as President of Chrysler Technologies
       Airborne Systems, Inc. from 1988
       until his retirement in 1990. In
       1970, he co-founded Electrospace
       Systems, Inc. where he served as
       Group Vice President and Assistant
       Treasurer prior to the acquisition of
       Electrospace Systems by Chrysler
       Corporation in 1988.

C. Jerome Waylan . . . . . . . . . . . . . . . . . . .       1994            54

       Dr. Waylan was appointed to fill a
       vacancy on the Board of Directors in
       May 1994.  Dr. Waylan served as
       President of GTE Spacenet Corporation
       from 1985 to 1993 and as Executive
       Vice President of GTE Mobilnet from
       1993 until his retirement in April
       1996.



       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Company's Board held five meetings during fiscal year 1996. Each Director attended 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he serves.

     The Board has appointed a Compensation Committee, an Audit Committee and a Stock Plans Committee. There is no nominating committee.

     The Compensation Committee held one meeting in fiscal year 1996. Its function is to determine or review and pass upon management's recommendations with respect to executive compensation and incentive bonuses. The members of the Compensation Committee through June 1995 were Dr. Fitzgerald and
Messrs. Brownie, Berberian and Holcombe, and from July 1995 to March 1996 were Drs. Fitzgerald and Waylan and Messrs. Brownie and Holcombe.

     The Audit Committee held two meetings in fiscal year 1996. Its functions are to monitor the effectiveness of the audit effort, to supervise the Company's financial and accounting organization and financial reporting and to select a firm of independent public accountants, whose duty it is to audit the books and accounts of the Company. The members of the Audit Committee through June 1995 were Dr. Peline and Messrs. Brownie, Berberian and Holcombe and from July 1995 to March 1996 were Messrs. Brownie, Berberian and Holcombe.

     The Stock Plan Committee took all necessary actions by unanimous written consent and by one meeting in fiscal year 1996. Its functions are to supervise and manage the Company's Employee Stock Purchase Plan, the 1982 Stock Option Plan and the 1991 Stock Option Plan. The members of the Stock Plans Committee during fiscal year 1996 were Dr. Fitzgerald and Messrs. Brownie and Berberian.

DIRECTORS' FEES

     Each non-employee Director of the Company receives an annual fee of $15,000 and is entitled to reimbursement for reasonable travel costs associated with his attendance at meetings of the Board and committees of the Board on which he serves.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning compensation paid for the fiscal years ended March 31, 1994, 1995 and 1996 to each person who served as the Company's Chief Executive Officer during fiscal year 1996 and to each of the other four most highly compensated executive officers (collectively, the "Named Executive Officers").

                                                                  Long-Term
                                                                 Compensation
                                        Annual Compensation         Awards
                                       ----------------------   -------------
                                                                 Securities
        Name and            Fiscal                               Underlying        All Other
   Principal Position        Year       Salary     Bonus (1)     Options (#)     Compensation (2)
- ------------------------    ------     --------   -----------   -------------   -----------------
Val P. Peline (3)            1996      $235,400            $0         110,000         $2,944
Chief Executive Officer      1995           n/a           n/a             n/a            n/a
and President                1994           n/a           n/a             n/a            n/a

James J. Spilker, Jr.        1996      $240,011            $0           3,950         $4,500
Chairman                     1995      $234,452       $35,000           4,300         $7,208
                             1994      $215,010            $0           4,300         $7,706

Leonard Schuchman            1996      $183,019            $0           3,012         $6,770
Vice President and           1995      $181,479       $30,000          28,500         $6,222
Director                     1994      $172,822       $17,000           3,220         $5,712


John E. Ohlson               1996      $168,002            $0           2,765         $5,754
Vice President and Chief     1995      $168,002            $0           3,360         $5,776
Technical Officer            1994      $166,926       $10,000           3,220         $5,099

Gary S. Wolf                 1996      $161,013            $0           2,650         $4,750
Vice President, Chief        1995      $159,440       $20,000          18,080         $4,936
Financial Officer,           1994      $151,850       $ 5,000           2,800         $4,757
Secretary and Treasurer

Ernest L. Dickens, Jr.       1996      $149,372       $11,530           2,229         $4,679
Vice President               1995      $138,826        $8,790           2,708         $4,554
                             1994      $135,343            $0           2,629         $5,029

- --------
(1) Represents incentive bonuses paid during the fiscal year for prior year's performance pursuant to the Company's Officer Incentive Compensation Plan for J.J. Spilker, Jr., L. Schuchman, J.E Ohlson and G.S. Wolf, and pursuant to the Company's Group Vice President Incentive Bonus Program for E.L. Dickens, Jr. Mr. Dickens became a Vice President of the Company in fiscal year 1996.

(2) For fiscal year 1996, includes (i) the Company's contribution to the Pension and Profit Sharing portions of the Stanford Telecommunications, Inc. Employee Retirement Program of $4,500 for each of J.J. Spilker, Jr.,
     L. Schuchman, J.E Ohlson and G.S. Wolf, and $4,165 for E.L. Dickens; (ii) Company-paid life insurance premiums as follows: Peline, $2,944;
     L. Schuchman, $520; J.E. Ohlson, $504; G.S. Wolf, $250, E.L. Dickens, Jr., $514; (iii) an employment longevity award of $1,000 for L. Schuchman and
     (iv) patent issue awards of $750 each for L. Schuchman and J.E. Ohlson.

(3) Dr. Peline joined the Company as its Chief Executive Officer and President on June 5, 1995. Compensation reported herein does not include $15,000 paid to Dr. Peline as a non-employee director during each of fiscal years 1995 and 1994.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on options granted in fiscal year 1996 to the Named Executive Officers.

                                     Percent of
                                       Total                                    Potential Realizable Value at
                         Number of    Options                                   Assumed Annual Rates of Stock
                        Securities   Granted to                                 Price Appreciation for Option
                        Underlying   Employees    Exercise                                 Term (2)
                          Options    in Fiscal    Price Per       Expiration   --------------------------------
        Name            Granted (1)     Year        Share            Date             5%              10%
- ---------------------  ------------- ----------  -----------     ------------  ---------------  ---------------
Val P. Peline             100,000      54.7%       $14.500           4/3/05        $911,897       $2,310,927
                           10,000       5.5         18.125          10/5/05         113,987          288,866

James J. Spilker, Jr.       3,950       2.2         14.750          6/30/00          16,097           35,570

Leonard Schuchman           3,012       1.6         14.750          6/30/00          12,274           27,123

John E. Ohlson              2,765       1.5         14.750          6/30/00          11,268           24,899

Gary S. Wolf                2,650       1.5         14.750          6/30/00          10,799           23,863

Ernest L. Dickens           2,229       1.2         14.750          6/30/00           9,084           20,072

(1) All options granted in fiscal year 1996 were granted pursuant to the 1991 Stock Option Plan (the "Option Plan"). The Option Plan provides for granting either incentive or non-qualified stock options. All options granted in fiscal year 1996 were non-qualified stock options granted at 100% of the fair market value of the Common Stock on the date of grant. The options for Dr. Spilker and Ohlson and Messrs. Schuchman, Wolf and Dickens expire five years from date of grant, unless earlier terminated in certain events related to termination of employment. The options vest 25% per year on each of the first four anniversaries of the option grant date, but vesting ceases when the optionee terminates employment. Each of the options granted to Dr. Peline expire ten years from date of grant and vest 100% on the one year anniversary of its grant date. All options granted under the Option Plan which have been held for at least one year will vest in full in the event of the sale, dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation or becomes the subsidiary of another entity, or an offer to all stockholders of the Company to purchase more than 50% of the Company's outstanding shares.

(2) The 5% and the 10% assumed rates of appreciation applied to the option exercise price over the option term are prescribed by the rules of the SEC and do not represent the Company's estimate or projection of the future price of its Common Stock. If the Common Stock does not appreciate above the exercise price, the Named Executive Officers will receive no benefit from the options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

     The following table shows the number of shares of Common Stock represented by outstanding stock options held by each of the Named Executive Officers as of March 31, 1996. On March 31, 1996, the closing price of the Common Stock on the Nasdaq National Market was $30.00 per share.

                                                            Number of Securities
                                                                 Underlying          Value of Unexercised
                                                            Unexercised Options      In-the-Money Options
                                                             at Fiscal Year-End       at Fiscal Year-End
                          Shares Acquired       Value           Exercisable/             Exercisable/
         Name               on Exercise       Realized         Unexercisable            Unexercisable
- --------------------      ---------------    ----------     ---------------------    --------------------

Val P. Peline                0 Shares             n/a            0/110,000              $0/$1,668,750
                           Common Stock                         Common Stock

James J. Spilker, Jr.        0 shares             n/a           3,225/9,325            $59,931/$150,806
                           Common Stock                         Common Stock

Leonard Schuchman            0 shares             n/a          28,735/25,997          $495,639/$383,934
                           Common Stock                         Common Stock

John E. Ohlson               0 shares             n/a           2,450/6,895            $45,378/$111,484
                           Common Stock                         Common Stock

Gary S. Wolf                 0 shares             n/a           5,920/17,610          $103,304/$292,224
                           Common Stock                         Common Stock

Ernest L. Dickens          1,992 shares         $12,779           0/5,574                 $0/$90,200
                           Common Stock                         Common Stock


                     COMPENSATION AND STOCK PLANS COMMITTEES
                        REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for developing and recommending to the Board policies on compensation of the Company's senior executives. The Stock Plans Committee of the Board of Directors administers the Company's stock option plan and recommends to the Board policies on stock options and other equity-based incentives. Set forth below, in accordance with the rules of the Securities and Exchange Commission ("SEC"), is a joint report of the Compensation and Stock Plans Committees concerning those policies and how they were applied to the fiscal year 1996 compensation to Dr. Val P. Peline, President and Chief Executive Officer, and to all other executive officers of the Company.

GENERAL EXECUTIVE COMPENSATION POLICIES

     The Company's compensation program is designed to attract and retain qualified executives and to ensure that their efforts are directed toward the long-term interests of the Company and its stockholders. To that end, the Company strives to pay competitive base salaries and to provide incentives to its executives by linking individual compensation to Company and business unit performance through an annual incentive bonus plan and linking executive and stockholder interests through a stock option plan.

     Each of the Compensation and Stock Plans Committees annually review salaries, incentive compensation and stock options, and other aspects of executive compensation. In general, the purpose of such reviews is to ensure that the Company's overall executive compensation program remains competitive with other companies that are similar in revenues, profitability, asset size and markets served and that executive pay reflects both the individual's performance and the overall performance of the Company. Salary survey information from Western Management Group and Radford Associates for companies designated as "high technology companies," many of which are included in the S&P High Technology Index (the "Comparable Companies"), as well as other publicly available sources are used in the evaluation to determine the competitiveness of the executive compensation program. The Compensation Committee attempts to establish base salaries for the Company's executive officers in the median range of the Comparable Companies and to target incentive compensation in the low range of the Comparable Companies, reflecting the Compensation Committee's aim to be competitive in the market for executive talent, without lowering its performance expectations.

     In determining fiscal year 1996 compensation for the executive officers, the Compensation Committee reviewed the Company's financial results for fiscal year 1995, together with a comparison against plan and results achieved during prior fiscal years. The Compensation Committee evaluates company performance based primarily on profitability, with consideration also given to revenue growth. For fiscal year 1995, revenues increased approximately 17% from fiscal year 1994, but net income decreased substantially as a result of non-recoverable cost overruns on certain fixed-price development contracts and a charge associated with an unfavorable decision in an arbitration hearing.

SUMMARY OF FISCAL YEAR 1996 COMPENSATION PROGRAMS


     For fiscal year 1996, the executive compensation program consisted of base salary and eligibility for participation in the Corporate Officer Incentive Compensation Plan and the Officer's Option Incentive Program.

     BASE SALARY

     The Compensation Committee determines the base salaries of the Company's executive officers based on the Company's revenues and profitability for the prior year, its assessment of individual performance, and the comparability considerations described above. The average base salary increase for executive officers during fiscal year 1995 was 5.6%. Base salaries for executive officers were not increased for fiscal year 1996, principally because of the decrease in net income in 1995.

     CORPORATE OFFICER INCENTIVE COMPENSATION PLAN

     The Corporate Officer Incentive Compensation Plan is an annual incentive bonus plan that links the participant's incentive bonus award to the Company's profitability as measured by net income achieved as a percent of revenues for the most recently completed fiscal year. An incentive pool is established by a formula based on net income as a percentage of revenues and net income dollars achieved for the most recent fiscal year. Awards are made on the basis of each participant's individual contribution, as determined by the Compensation Committee, to the achievement of profitable operations. The Compensation Committee may distribute none or any portion of the pool to the executive officers. During fiscal year 1996, the Compensation Committee distributed none of the available pool.

     On June 28, 1995, the Board of Directors adopted the Management Incentive Plan to replace the Corporate Officer Incentive Compensation Plan. Under the Management Incentive Plan, executive officers as well as other key management and technical personnel may receive incentive compensation based upon the Company and participants achieving mutually agreed upon measurable objectives. The Management Incentive Plan provides that, each year, the Board will establish the Company objectives, and the Company objectives will become the objectives of the President and the Chairman of the Board. The President then will establish individual objectives for the executive officers who report directly to him, and each of such executive officers then will establish objectives for those persons who participate in the Management Incentive Plan and report to him. The President will review and approve the objectives for all participants to assure that the individual objectives collectively will serve the Company in achieving the objectives set by the Board. At the end of each fiscal year, each participant will become eligible for an award under the Management Incentive Plan based on the Company achieving the objectives set forth by the Board and the participant's performance and accomplishment toward the objectives set forth for such participant. Awards to executive officers will be determined by the Compensation Committee after the Company evaluation and bonus pool are established by the Board. The Board will establish the bonus pool by a formula based on the performance of the Company and of each of the participants. No amounts were paid during fiscal year 1996 under the Management Incentive Plan; however, it is anticipated that payments will be made during fiscal 1997 based upon objectives and results achieved during fiscal year 1996.

     STOCK OPTIONS

     The Compensation and Stock Plans Committees view stock options as a means of linking executive and stockholder interests. Each year, the Stock Plans Committee consider and may approve stock option grants, determining such aspects as grant size, vesting schedules and plan participants.

     In May 1993, the Board of Directors adopted an Officers' Option Incentive Program to establish a uniform policy governing annual option grants to eligible officers. During fiscal year 1996, the Board of Directors revised the Officer's Option Incentive Program to expand the number of management personnel eligible for option grants under the program and renamed the program the Management Option Incentive Program, to be effective beginning in fiscal year 1997. Under the Management Option Incentive Program, management personnel who participate in the Company's Management Incentive Plan will be considered for a stock option grant under the revised program. The number of options already held by the eligible participants is not a factor in determining whether an otherwise eligible officer will receive an option grant. It is anticipated that annual option grants will be made to certain officers of the Company, including the Named Executive Officers; however, the Compensation and Stock Plans Committees may exclude certain officers from receiving options as they deem appropriate. Options proposed under this program are subject to the Stock Plans Committee's discretion under the provisions of the Company's 1991 Stock Option Plan. During fiscal year 1996, a total of 38,721 options were granted pursuant to the Officer's Option Incentive Program, of which the Named Executive Officers received an aggregate of 12,377 options. See "Executive Compensation -- Option Grants in Last Fiscal Year." The number of shares of Common Stock underlying each option granted was based primarily on a formula tied to the optionee's base salary.

     DR. PELINE'S FISCAL YEAR 1996 COMPENSATION

     In January 1995, the Board established an executive search committee consisting of Messrs. Brownie and Berberian and Dr. Fitzgerald (the "Search Committee") for the purpose of finding a candidate qualified to serve the Company as its President and Chief Executive Officer and establishing a compensation package competitive with chief executives of other companies similar to the Company in revenues, profitability, asset size and markets served. Once the Search Committee determined that Dr. Peline was well qualified for the position and would consider an offer, it secured the professional services of Radford Associates, a compensation consulting company, and conferred with the Company's outside legal counsel to present a reasonable compensation package to Dr. Peline. Dr. Peline joined the Company as its President and Chief Executive Officer on June 5, 1996 and received a compensation package consisting of an annual base salary of $300,000, an option to purchase 100,000 shares of Common Stock, and the opportunity to earn additional options if the market price of the Common Stock reached predetermined levels over a specified period of time. Dr. Peline is also eligible for all other benefits available to senior executive officers of the Company.

POLICY WITH RESPECT TO DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code, as amended, generally disallows tax deductions by a company for compensation paid to certain of such company's executive officers in excess of $1,000,000 per person during the fiscal year. Final regulations under Section 162(m) (the "Final Rules") were issued by the Internal Revenue Service in December 1995 and include an exemption from the deduction limitation for compensation that is "performance-based" within the meaning of Section 162(m) and the Final Rules.

     The Compensation and Stock Plans Committees intend to include performance-based compensation in the executive compensation program to the extent reasonably necessary in order to minimize the effects of Section 162(m). For example, at the 1995 Annual Meeting, the Committee submitted to the vote of the stockholders certain amendments to the Company's 1991 Stock Option Plan that, among other things, limit the number of options that can be granted to an individual over the life of the Option Plan in order to maximize the deductibility of option grants under the Option Plan. However, in light of the Company's intent to remain competitive in its compensation of executives and other employees, the Company reserves the right to pay compensation that may not be tax deductible.

                         COMPENSATION COMMITTEE

                              Milton Holcombe, Chairman
                              John Brownie
                              P. Marshall Fitzgerald
                              C. Jerome Waylan

                         STOCK PLANS COMMITTEE

                              Michael Berberian, Chairman
                              John Brownie
                              P. Marshall Fitzgerald

                       COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     The SEC requires disclosure where an executive officer of a company served or serves as a director or on the compensation committee of another entity and an executive officer of such other entity served or serves as a director or on the compensation committee of the Company. The Company does not have any such interlocks. Decisions as to executive compensation are made by the Compensation Committee and the Stock Plans Committee. During fiscal year 1996, the Compensation and Stock Plans Committees were comprised entirely of non-employee Directors. Dr. Fitzgerald and Mr. Brownie, who serve as members of both such committees, were former officers of the Company. Dr. Fitzgerald retired from the Company in 1981 and Mr. Brownie retired in 1985.


                             STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P 500 Composite Index and the S&P High Technology Composite Index for a period of five fiscal years ended March 31, 1996. "Total return," for the purpose of this graph, assumes reinvestment of all dividends.

                      Comparison of Cumulative Total Return
                   Stanford Telecommunications, Inc. Common Stock
       S & P 500 Composite Index and S & P High Technology Composite Index



                                     [Graph]

                        1991    1992    1993    1994    1995    1996
- ---------------------------------------------------------------------
Stanford Telecom       100.00   70.59  108.82  189.71  182.35  352.94
- ---------------------------------------------------------------------
S & P 500              100.00  111.04  127.95  129.84  150.05  198.22
- ---------------------------------------------------------------------
S & P High Technology  100.00  102.33  112.44  132.25  167.36  225.95
- ---------------------------------------------------------------------

                                 STOCK OWNERSHIP

     The following table sets forth, as of March 31, 1996, the names and addresses of all persons who beneficially owned, to the knowledge of the Company, more than 5% of the outstanding shares of Common Stock, and the number of shares beneficially owned by each Director and nominee, each Named Executive Officer and all Directors and executive officers as a group. Except as otherwise indicated and subject to community property laws where applicable, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective persons.

                                                       Beneficial Ownership of
                                                             Common Stock
                                                     ---------------------------
                                                       Number of       Percent
                                                        Shares         of Class
                                                     -------------   -----------
DIRECTORS AND EXECUTIVE OFFICERS:
James J. Spilker, Jr. (1)   . . . . . . . . . . .       664,332           10.5%
1221 Crossman Avenue
Sunnyvale, California  94089

Michael Berberian   . . . . . . . . . . . . . . .       555,475            8.8%
5200 North Palm, Suite 203
Fresno, California  93704

Leonard Schuchman (2) . . . . . . . . . . . . . .       170,040            2.7%

John W. Brownie (3) . . . . . . . . . . . . . . .        24,975               *

P. Marshall Fitzgerald  . . . . . . . . . . . . .         5,552               *

Val P. Peline (4) . . . . . . . . . . . . . . . .         1,490               *

Milton W. Holcombe  . . . . . . . . . . . . . . .           500               *

C. Jerome Waylan (5)  . . . . . . . . . . . . . .           200               *

Ernest L. Dickens (6) . . . . . . . . . . . . . .         1,334               *

John E. Ohlson (7)  . . . . . . . . . . . . . . .        82,219            1.3%

Gary S. Wolf (8)  . . . . . . . . . . . . . . . .        37,639               *

All Directors and executive officers as a group
(12 persons) (9)  . . . . . . . . . . . . . . . .     1,546,150           24.2%

5% STOCKHOLDER:
Kopp Investment Advisors, Inc. (10) . . . . . . .     2,170,031           34.3%
6600 France Avenue South, Suite 672
Edina, Minnesota  55435


FOOTNOTES APPEAR ON THE FOLLOWING PAGE.

- ----------
(1) Includes 5,375 shares subject to options exercisable within 60 days after March 31, 1996 and 10,000 shares held by Dr. Spilker's wife.

(2) Includes 36,665 shares subject to options exercisable within 60 days after March 31, 1996.

(3)  Consists of shares held in trust for John W. and Alice Brownie.

(4)  Includes 240 shares held by Dr. Peline's wife.

(5)  Consists of shares held by Dr. Waylan and his wife in Joint Tenancy.

(6) Consists of shares subject to options exercisable within 60 days after March 31, 1996.

(7) Includes 4,095 shares subject to options exercisable within 60 days after March 31, 1996.

(8) Includes 7,390 shares subject to options exercisable within 60 days after March 31, 1996 and 1,500 shares held by Mr. Wolf's minor daughter.

(9) Includes an aggregate of 56,603 shares subject to options exercisable within 60 days after March 31, 1996.


(10) As disclosed in Amendment No. 5 to Schedule 13G (the "Schedule 13G") filed with the SEC by Kopp Investment Advisors, Inc., a Minnesota corporation and a registered investment adviser ("KIA"), on behalf of itself and certain related persons, LeRoy C. Kopp, an individual ("Kopp"), controls each of KIA, Caring and Sharing Foundation (the "Foundation") and the LeRoy C. Kopp Individual Retirement Account (the "IRA") and is trustee of the KIA Profit Sharing Plan (the "PSP" and, together with KIA, Kopp, the Foundation and the IRA, the "reporting persons"). All of the reporting persons have the same address as KIA. Kopp has sole voting and dispositive power as to 67,000 shares. In addition, Kopp has shared dispositive power as to 2,036,031 shares, of which he also has shared voting power as to 20,000 shares. The Foundation has sole voting and dispositive power with respect to 20,000 shares; KIA has shared dispositive power as to 2,016,031 shares, but does not have any voting power; the IRA has sole voting and dispositive power as to 63,000 shares; and the PSP has sole voting and dispositive power as to 4,000 shares. Of these shares, 2,040,031 are held by the respective reporting persons in a fiduciary or representative capacity, and the reporting persons disclaim beneficial ownership of such shares.


                          COMPLIANCE WITH SECTION 16(A)

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers and holders of more than 10% of the outstanding Common Stock ("insiders") to file with the SEC reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Insiders also are required to furnish the Company with a copy of all reports that they file with the SEC pursuant to Section 16(a).

     Based solely on its review of such reports or written representations with respect to Section 16(a) reports by insiders, the Company believes that during fiscal year 1996, each of the insiders complied with all applicable filing requirements under Section 16(a).

  PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE
                   NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                          FROM 15,000,000 TO 25,000,000

     The Board of Directors has unanimously approved an amendment of Article 4 of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 15,000,000 to 25,000,000. The Board of Directors recommends that the Company's stockholders approve this amendment. Approval of the amendment will give the Company the power to cause a Certificate of Amendment with respect to the increase in the number of authorized shares of Common Stock ("Certificate of Amendment") to be filed with the Delaware Secretary of State on or prior to June 30, 1997 without further action by the stockholders; provided, however, that the Company shall not be obligated to file a Certificate of Amendment at any specified time or at all.

     The Board of Directors believes it is in the Company's best interests to increase the number of authorized shares of Common Stock in order to have additional authorized shares available for issuance to meet business needs as they arise. The Board of Directors believes that the availability of such additional shares will help the Company to attract and retain talented employees through the grant of stock options and other stock-based incentives. The availability of such shares will also provide the Company with the flexibility to issue Common Stock for other proper corporate purposes which may be identified by the Board of Directors in the future, such as stock dividends, financings or acquisitions. No such transaction is currently contemplated by the Company.


     The additional authorized shares could also be used pursuant to the Company's stockholder rights plan (the "Rights Plan"), which was adopted by the Board of Directors on May 9, 1995. Pursuant to the Rights Plan, one right is attached to each share of Common Stock. If a stockholder or a group of stockholders acting together (the "acquiror") were to become the beneficial owner of 15% or more of the Company's Common Stock, each right (except for rights held by the acquiror) would entitle its holder to purchase a set dollar amount (currently $60) of Common Stock from the Company at an exercise price equal to one-half of the then current stock price, subject to certain adjustments. The dilutive effect to the acquiror of such purchases of Common Stock pursuant to the Rights Plan would tend to discourage a change in control of the Company. If there are insufficient shares of Common Stock available for issuance pursuant to the exercise of all of the rights, the Rights Plan permits the Company to deliver to the exercising rights holders consideration other than shares of Common Stock or to take other measures to deliver value to the rights holders, including a reduction in the exercise price of the rights, the delivery of debt or other equity securities, or the delivery of cash or other assets. Accordingly, the increase in the number of authorized shares of Common Stock being recommended to the Company's stockholders is not necessary in order to implement the Rights Plan. However, the availability of additional shares of Common Stock would give the Company greater flexibility in implementing the Rights Plan in the event that it is triggered.


     At the 1995 Annual Meeting, the Company's stockholders approved an increase in the number of authorized shares of Common Stock of the Company from 10,000,000 to 15,000,000. At that time, of the 10,000,000 authorized shares of Common Stock, there were approximately 3,119,526 shares unissued and unreserved for issuance. Also at the 1995 Annual Meeting, the Company's stockholders approved an increase in the number of shares of Common Stock available for issuance pursuant to stock options granted under the Company's 1991 Stock Option Plan, as amended, from 500,000 to 1,000,000. As of April 29, 1996, approximately 7,598,868 of the 15,000,000 authorized shares of Common Stock were unissued and unreserved for issuance.

     If the proposed amendment to the Certificate of Incorporation is approved, the authorized shares of Common Stock in excess of those issued and reserved will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable without further action by the Company's stockholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the Company's securities may be listed or traded. The Board of Directors does not intend to issue any Common Stock except on terms that the Board deems to be in the best interests of the Company and its then existing stockholders. Management has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of Common Stock proposed to be authorized. Because holders of Common Stock do not have preemptive rights, any future issuances of Common Stock could have a dilutive effect.

     The full text of Article 4, as such is proposed to be amended, is as follows:

          The Corporation is authorized to issue only one class of shares of stock to be designated "Common Stock" and the total number of shares of stock which the Corporation shall have the authority to issue is twenty five million (25,000,000) shares of Common stock, par value one cent ($.01) per share.

     The affirmative vote of the holders of a majority of the Company's outstanding Common Stock is required to approve this proposal. If approved by the stockholders, the proposed amendment to the Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND ARTICLE 4 OF THE COMPANY'S CERTIFICATE OF INCORPORATION.


                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected Arthur Andersen LLP to serve as the Company's independent public accountants for fiscal year 1996. While it is not required to do so, the Board is submitting to the stockholders the selection of that firm for ratification in order to ascertain the stockholders' views. If such selection is not ratified by the affirmative vote of a majority of the shares of Common Stock present or represented at the meeting and entitled to vote, the Board will reconsider its selection.

     Representatives of Arthur Andersen LLP are expected to be present at the meeting and available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.


                              STOCKHOLDER PROPOSALS

     To be considered for presentation at the 1997 Annual Meeting of Stockholders, a stockholder proposal must be received at the offices of the Company not later than January 29, 1997.

                                  OTHER MATTERS

     Management knows of no other business which will be presented for consideration at the meeting. If any other business is properly brought before the meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

     Whether or not you intend to be present at this meeting, you are urged to return your proxy promptly.

                              By order of the Board of Directors



                              GARY S. WOLF
                              Secretary

                        STANFORD TELECOMMUNICATIONS, INC.
                      PROXY SOLICITED BY BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF STOCKHOLDERS JUNE 26, 1996

     James J. Spilker, Jr. and Gary Wolf, or either of them each with the power of substitution , are hereby authorized to represent and vote as designated on the reverse side the shares of the undersigned at the Annual Meeting of Stockholders of Stanford Telecommunications, Inc. to be held on Wednesday, June 26, 1996, or at any adjournment of the Annual Meeting.

     YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares, and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement relating to the June 26, 1996 Annual Meeting of Stockholders.

     Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote "FOR" the election of directors and "FOR" Items 2 and 3.

     PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

Reverse of Proxy:

/X/     Please mark
        votes as in
        this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 AND 3.

1.   Election of Directors.

NOMINEES: Michael Berberian, John W. Brownie, P. Marshall Fitzgerald, Milton W. Holcombe, Val P. Peline, Leonard Schuchman, James J. Spilker, Jr., C. Jerome Waylan

            / /          FOR                  / /   WITHHELD
                         ALL                        FROM ALL
                       NOMINEES                     NOMINEES

/ /                                                MARK HERE     / /
                                                   FOR ADDRESS
        -------------------------------------      CHANGE AND
        For all nominees except as noted above     NOTE BELOW

2.  Amendment of the Company's Certificate         FOR     AGAINST   ABSTAIN
    of Incorporation to increase the number        / /       / /       / /
    of authorized shares of Common Stock from 15,000,000 to 25,000,000.

3.  Ratification of the appointment of             FOR     AGAINST   ABSTAIN
    of Arthur Andersen LLP as the Company's        / /       / /       / /
    independent auditors for the current
    fiscal year.

4.  Upon any other matters which might properly come before the meeting.

Please sign exactly as your
name appears on this proxy.  If      Signature:                 Date
signing for estates, trusts or                  ---------------      ----------
corporations, title and              Signature:                 Date
capacity should be stated.  If                  ---------------      ----------
shares are held jointly, each
holder should sign.